Filed pursuant to Rule 433(d) - Registration Statement No. 333-126435

Nomura Home Equity Loan, Inc.
Asset-Backed Certificates, Series 2006-FM1

Free Writing Prospectus
January 20, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling collect 1 + (212) 667-2316. Please see the attached copy of the base prospectus applicable to this offering.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

MORTGAGE LOAN PURCHASE AGREEMENT

This is a Mortgage Loan Purchase Agreement (this “Agreement”), dated [________ __, 200_], between Nomura Credit & Capital, Inc., a Delaware corporation (the “Seller”) and Nomura Home Equity Loan, Inc., a Delaware corporation (the “Purchaser”).

Preliminary Statement

The Seller intends to sell the Mortgage Loans (as hereinafter identified) and the Interest Rate Swap Agreement to the Purchaser on the terms and subject to the conditions set forth in this Agreement. The Purchaser intends to deposit the Mortgage Loans into a mortgage pool comprising the Trust Fund. The Trust Fund will be evidenced by a single series of asset-backed certificates designated as Nomura Home Equity Loan, Inc., Series 200[_-___], Asset-Backed Certificates (the “Certificates”). The Certificates will consist of [_______ (__)] classes of certificates. The Certificates will be issued pursuant to a Pooling and Servicing Agreement for Series 200[_-___], dated as of [________ __, 200_] (the “Pooling and Servicing Agreement”), among the Seller, as seller, the Purchaser, as depositor, [____________], as master servicer and securities administrator (“Master Servicer”), [____________] as a servicer (“Servicer”), and [____________], National Association as trustee (the “Trustee”). The Purchaser will sell the Class [_________] Certificates and Class [_________] Certificates to Nomura Securities International, Inc. (the “Underwriter”) pursuant to the Underwriting Agreement, dated as of [________ __, 200_], between the Purchaser and the Underwriter, and the Terms Agreement, dated [________ __, 200_] (collectively, the “Underwriting Agreement”), between the Purchaser and the Underwriter. Capitalized terms used but not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement. Pursuant to a custodial agreement, dated as of [________ __, 200_] (the “Custodial Agreement”), the Trustee, the Servicer and [________] as the custodian (the “Custodian”), the Trustee desires to have the Custodian take possession of the Mortgages and Mortgage Notes, along with certain other documents specified in the Custodial Agreement, as the custodian of the Trustee, in accordance with the terms and conditions thereof.

The parties hereto agree as follows:

SECTION 1.       Agreement to Purchase. The Seller hereby sells, and the Purchaser hereby purchases, on [________ __, 200_] (the “Closing Date”), certain conventional, one-to four family fixed rate and adjustable-rate mortgage loans (the “Mortgage Loans”) secured by first liens and second liens on residential real properties, having an aggregate principal balance as of the close of business on [________ __, 200_] (the “Cut-off Date”) of approximately $[________] (the “Closing Balance”), after giving effect to all payments due on the Mortgage Loans on or before the Cut-off Date, whether or not received, including the right to any Prepayment Charges payable by the related Mortgagors in connection with any Principal Prepayments on the Mortgage Loans.

SECTION 2.         Mortgage Loan Schedule. The Purchaser and the Seller have agreed upon which of the mortgage loans owned by the Seller are to be purchased by the Purchaser pursuant to this Agreement and the Seller will prepare or cause to be prepared on or prior to the Closing Date a final schedule (the “Closing Schedule”) that describes such Mortgage

Loan and set forth all of the Mortgage Loans to be purchased under this Agreement, including the Prepayment Charges. The Closing Schedule will conform to the requirements set forth in this Agreement and to the definition of “Mortgage Loan Schedule” under the Pooling and Servicing Agreement.

SECTION 3.	Consideration.

(a)                         In consideration for the Mortgage Loans to be purchased hereunder, the Purchaser shall, as described in Section 10, (i) pay to or upon the order of the Seller in immediately available funds an amount (the “Purchase Price”) equal to (i) $____________( and (ii) a 100% interest in the [Classes of Privately Offered Certificates] Class X, Class P and Class R certificates (collectively the “Private Certificates”) which shall be registered in the name of the Underwriter.

(b)                        The Purchaser or any assignee, transferee or designee of the Purchaser shall be entitled to all scheduled payments of principal due after the Cut-off Date, all other payments of principal due and collected after the Cut-off Date, and all payments of interest on the Mortgage Loans allocable to the period after the Cut-off Date. All scheduled payments of principal and interest due on or before the Cut-off Date and collected after the Cut-off Date shall belong to the Seller.

(c)                         Pursuant to the Pooling and Servicing Agreement, the Purchaser will assign all of its right, title and interest in and to the Mortgage Loans, together with its rights under this Agreement, to the Trustee for the benefit of the Certificateholders.

SECTION 4.	Transfer of the Mortgage Loans.

(a)                         Possession of Mortgage Files. The Seller does hereby sell to the Purchaser, without recourse but subject to the terms of this Agreement, all of its right, title and interest in, to and under the Mortgage Loans, including the related Prepayment Charges. The contents of each Mortgage File not delivered to the Purchaser or to any assignee, transferee or designee of the Purchaser on or prior to the Closing Date are and shall be held in trust by the Seller for the benefit of the Purchaser or any assignee, transferee or designee of the Purchaser. Upon the sale of the Mortgage Loans, the ownership of each Mortgage Note, the related Mortgage and the other contents of the related Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or that come into the possession of the Seller on or after the Closing Date shall immediately vest in the Purchaser and shall be delivered immediately to the Purchaser or as otherwise directed by the Purchaser.

(b)         Delivery of Mortgage Loan Documents. Pursuant to various conveyance documents to be executed on the Closing Date and pursuant to the Pooling and Servicing Agreement, the Purchaser will assign on the Closing Date all of its right, title and interest in and to the Mortgage Loans to the Trustee for the benefit of the Certificateholders. In connection with

_________________________

( Please contact Nomura Credit & Capital, Inc. for pricing information.

the transfer and assignment of the Mortgage Loans, the Seller has delivered or will deliver or cause to be delivered to the Trustee by the Closing Date or such later date as is agreed to by the Purchaser and the Seller (each of the Closing Date and such later date is referred to as a “Mortgage File Delivery Date”), the items of each Mortgage File as defined in section 2.01 of the Pooling and Servicing Agreement, provided, however, that in lieu of the foregoing, the Seller may deliver the following documents, under the circumstances set forth below: (x) in lieu of the original Mortgage, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will upon receipt of recording information relating to the Mortgage required to be included thereon, be delivered to recording offices for recording and have not been returned in time to permit their delivery as specified above, the Seller may deliver a true copy thereof with a certification by the Seller on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording;” (y) in lieu of the Mortgage, assignments to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents or if the originals are lost (in each case, as evidenced by a certification from the Seller to such effect), the Seller may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; and (z) in lieu of the Mortgage Notes relating to the Mortgage Loans, each identified in the list delivered by the Purchaser to the Trustee on the Closing Date and attached hereto as Exhibit 2 the Seller may deliver lost note affidavits and indemnities of the Seller; and provided further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Seller, in lieu of delivering the above documents, may deliver to the Trustee a certification by the Seller to such effect. The Seller shall deliver such original documents (including any original documents as to which certified copies had previously been delivered) or such certified copies to the Trustee promptly after they are received. The Seller shall cause the Mortgage and intervening assignments, if any, and the assignment of the Mortgage to be recorded not later than 180 days after the Closing Date, or, in lieu of such assignments, shall provide an Opinion of Counsel pursuant to Section 6 hereof to the effect that the recordation of such assignment is not necessary to protect the Trustee’s interest in the related Mortgage Loan. Upon the request of the Purchaser, the Seller will assist the Purchaser in effecting the assignment referred to above.

(c)         In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Seller further agrees that it will cause, at the Seller’s own expense, within thirty (30) days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Seller to the Purchaser and by the Purchaser to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Seller further agrees that it will not, and will not permit the Servicers to alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of the Pooling and Servicing Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of the Pooling and Servicing Agreement.

(d)         Acceptance of Mortgage Loans. The documents delivered pursuant to Section 4(b) hereof shall be reviewed by the Purchaser or any assignee, transferee or designee of the Purchaser at any time before or after the Closing Date (and with respect to each document permitted to be delivered after the Closing Date, within seven (7) days of its delivery) to ascertain that all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule.

(e)         Transfer of Interest in Agreements. The Purchaser has the right to assign its interest under this Agreement, in whole or in part, to the Trustee, as may be required to effect the purposes of the Pooling and Servicing Agreement, without the consent of the Seller, and the assignee shall succeed to the rights and obligations hereunder of the Purchaser. Any expense reasonably incurred by or on behalf of the Purchaser or the Trustee in connection with enforcing any obligations of the Seller under this Agreement will be promptly reimbursed by the Seller.

SECTION 5.	Examination of Mortgage Files.

(a)                         On or before the Mortgage File Delivery Date, the Seller will have made the Mortgage Files available to the Purchaser or its agent for examination which may be at the offices of the Trustee or the Seller and/or the Seller’s custodians. The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s rights to demand cure, repurchase, substitution or other relief as provided in this Agreement. In furtherance of the foregoing, the Seller shall make the Mortgage Files available to the Purchaser or its agent from time to time so as to permit the Purchaser to confirm the Seller’s compliance with the delivery and recordation requirements of this Agreement and the Pooling and Servicing Agreement. In addition, upon request of the Purchaser, the Seller agrees to provide to the Purchaser, the Underwriter and to any investors or prospective investors in the Certificates information regarding the Mortgage Loans and their servicing, to make the Mortgage Files available to the Purchaser, the Underwriter and to such investors or prospective investors (which may be at the offices of the Seller and/or the Seller’s custodians) and to make available personnel knowledgeable about the Mortgage Loans for discussions with the Purchaser, the Underwriter and such investors or prospective investors, upon reasonable request during regular business hours, sufficient to permit the Purchaser, the Underwriter and such investors or potential investors to conduct such due diligence as any such party reasonably believes is appropriate.

(b)                         Pursuant to the Pooling and Servicing Agreement, on the Closing Date the Custodian on behalf of the Trustee, for the benefit of the Certificateholders, will review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the Seller a certification in the form attached as Exhibit 1 to the Custodial Agreement.

(c)                         Pursuant to the Pooling and Servicing Agreement, the Trustee or the Custodian, on behalf of the Trustee, will review the Mortgage Files within 180 days of the Closing Date and will deliver to the Seller a final certification substantially in the form of Exhibit C-2 to the Custodial Agreement. If the Custodian is unable to deliver a final certification with respect to the items listed in Exhibit 2 due to any document that is missing, has not been executed or is unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in the Final Mortgage Loan Schedule (a “Material Defect”), pursuant to Section 6 of the Custodial Agreement the Custodian will notify the Trustee of such Material Defect and the Trustee shall notify the Seller of such Material Defect. The Seller shall correct or cure any such Material Defect within ninety (90) days from the date of notice from the Trustee of the Material Defect and if the Seller does not correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Seller will, in accordance with the terms of the Pooling and Servicing Agreement, within ninety (90) days of the date of notice, provide the Trustee with a Substitute Mortgage Loan (if within two (2) years of the Closing Date) or purchase the related Mortgage Loan at the applicable Purchase Price; provided, however, that if such defect relates solely to the inability of the Seller to deliver the original security instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, the Seller shall not be required to purchase such Mortgage Loan if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate of the Seller or a Servicing Officer confirming that such documents have been accepted for recording, and delivery to the Trustee shall be effected by the Seller within thirty days (30) of its receipt of the original recorded document.

(d)                        At the time of any substitution, the Seller shall deliver or cause to be delivered the Replacement Mortgage Loan, the related Mortgage File and any other documents and payments required to be delivered in connection with a substitution pursuant to the Pooling and Servicing Agreement. At the time of any purchase or substitution, the Trustee shall (i) assign to the Seller and cause the Custodian, on behalf of the Trustee, to release the documents (including, but not limited to, the Mortgage, Mortgage Note and other contents of the Mortgage File) in the possession of the Custodian, on behalf of the Trustee, relating to the Deleted Mortgage Loan and (ii) execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Seller title to such Deleted Mortgage Loan.

SECTION 6.	Recordation of Assignments of Mortgage.

(a)         The Seller will, promptly after the Closing Date, cause each Mortgage and each assignment of Mortgage from the Seller to the Trustee, and all unrecorded intervening assignments, if any, delivered on or prior to the Closing Date, to be recorded in all recording offices in the jurisdictions where the related Mortgaged Properties are located; provided, however, the Seller need not cause to be recorded any assignment for which (a) the related Mortgaged Property is located in (a) any jurisdiction under the laws of which, as evidenced by an Opinion of Counsel delivered by the Seller to the Trustee and the Rating Agencies, the recordation of such assignment is not necessary to protect the Trustee’s interest in the related Mortgage Loan or (b) MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as mortgagee of record solely as nominee for Seller and its successors and assigns; provided, however, notwithstanding the delivery of any Opinion of Counsel, each assignment of Mortgage shall be submitted for recording by the Seller in the manner described above, at no expense to the Trust Fund or Trustee, upon the earliest to occur of (i) reasonable direction by the Holders of Certificates evidencing Percentage Interests aggregating not less than twenty-five percent (25%) of the Trust, (ii) the occurrence of an Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Seller, (iv) the occurrence of a servicing transfer as described in Section 8.02 of the Pooling and Servicing Agreement or (v) with respect to any assignment of Mortgage, the occurrence of a bankruptcy, insolvency or foreclosure relating to the Mortgagor under the related Mortgage.

(b)         While each such Mortgage or assignment is being recorded, if necessary, the Seller shall leave or cause to be left with the Custodian, on behalf of the Trustee, a certified copy of such Mortgage or assignment. In the event that, within 180 days of the Closing Date, the Trustee has not been provided with an Opinion of Counsel as described above or received evidence of recording with respect to each Mortgage Loan delivered to the Purchaser pursuant to the terms hereof or as set forth above and the related Mortgage Loan is not a MOM Loan, the failure to provide evidence of recording or such Opinion of Counsel shall be considered a Material Defect, and the provisions of Section 5(c) and (d) shall apply. All customary recording fees and reasonable expenses relating to the recordation of the assignments of mortgage to the Trustee or the Opinion of Counsel, as the case may be, shall be borne by the Seller.

SECTION 7.	Representations, Warranties and Covenants of the Seller.

The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, and covenants, that:

(i)          The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Seller’s business as presently conducted or on the Seller’s ability to enter into this Agreement and to consummate the transactions contemplated hereby.

(ii)        The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization or by general principles of equity.

(iii)       The execution, delivery and performance of this Agreement by the Seller (x) does not conflict and will not conflict with, does not breach and will not result in a breach of and does not constitute and will not constitute a default (or an event, which with notice or lapse of time or both, would constitute a default) under (A) any terms or provisions of the organizational documents of the Seller, (B) any term or provision of any material agreement, contract, instrument or indenture, to which the Seller is a party or by which the Seller or any of its property is bound, or (C) any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Seller or any of its property and (y) does not create or impose and will not result in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans.

(iv)        No consent, approval, authorization or order of, registration or filing with, or notice on behalf of the Seller to any governmental authority or court is required, under federal laws or the laws of the State of New York, for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation by the Seller of any other transaction contemplated hereby and by the Pooling and Servicing Agreement; provided, however, that the Seller makes no representation or warranty regarding federal or state securities laws in connection with the sale or distribution of the Certificates.

(v)         This Agreement does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein not misleading. The written statements, reports and other documents prepared and furnished or to be prepared and furnished by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby taken in the aggregate do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

(vi)       The Seller is not in violation of, and the execution and delivery of this Agreement by the Seller and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Seller or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Seller or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder.

(vii)      The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

(viii)     Immediately prior to the sale of the Mortgage Loans to the Purchaser as herein contemplated, the Seller was the owner of the related Mortgage and the indebtedness evidenced by the related Mortgage Note, and, upon the payment to the Seller of the Purchase Price, in the event that the Seller retains or has retained record title, the Seller shall retain such record title to each Mortgage, each related Mortgage Note and the related Mortgage Files with respect thereto in trust for the Purchaser as the owner thereof from and after the date hereof.

(ix)       There are no actions or proceedings against, or investigations known to it of, the Seller before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Mortgage Loans by the Seller or the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Seller of its obligations under, or validity or enforceability of, this Agreement.

(x)         The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any relevant jurisdiction, except any as may have been complied with.

(xi)       The Seller has not dealt with any broker, investment banker, agent or other person, except for the Purchaser or any of its affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans (except that an entity that previously financed the Seller’s ownership of the Mortgage Loans may be entitled to a fee to release its security interest in the Mortgage Loans, which fee shall have been paid and which security interest shall have been released on or prior to the Closing Date).

(xii)      There is no litigation currently pending or, to the best of the Seller’s knowledge without independent investigation, threatened against the Seller that would reasonably be expected to adversely affect the transfer of the Mortgage Loans, the issuance of the Certificates or the execution, delivery, performance or enforceability of this Agreement, or that would result in a material adverse change in the financial condition of the Seller.

(xiii)     The information set forth in the applicable part of the Mortgage Loan Schedule relating to the existence of a Prepayment Charge is complete, true and correct in all material respects at the date or dates respecting which such information is furnished and each Prepayment Charge was originated in compliance with all applicable federal, state and local laws and is permissible and enforceable in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally or the collectability thereof may be limited due to acceleration in connection with a foreclosure) under the applicable state law.

SECTION 8.               Representations and Warranties of the Seller Relating to the Mortgage Loans.

The Seller hereby represents and warrants to the Purchaser that as to each Mortgage Loan as of the Closing Date:

(i)          Information provided to the Rating Agencies, including the loan level detail, is true and correct according to the Rating Agency requirements;

(ii)         No fraud has taken place on the part of the Mortgagor or any other party involved in the origination or servicing of the Mortgage Loan;

(iii)       No Monthly Payment required to be made under any Mortgage Loan has been, or will be, contractually delinquent by one month or more on, or at any time preceding, the date such Mortgage Loan was purchased by the Seller;

(iv)        Neither the Seller nor the related originator of the Mortgage Loan has advanced any Monthly Payment required under the terms of the Mortgage Note;

(v)         There are no delinquent taxes, assessment liens or insurance premiums affecting the related Mortgaged Property;

(vi)       The terms of the Mortgage Note and the Mortgage have not been materially impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the related policy. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement (approved by the title insurer to the extent required by the policy) and which assumption agreement has been delivered to the Trustee;

(vii)      The Mortgaged Property is insured against loss by fire and hazards of extended coverage (excluding earthquake insurance) in an amount which is at least equal to the lesser of (i) the amount necessary to compensate for any damage or loss to the improvements which are a part of such property on a replacement cost basis or (ii) the outstanding principal balance of the Mortgage Loan. If the Mortgaged Property is in an area identified on a flood hazard map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect. All such insurance policies contain a standard mortgagee clause naming the originator of the Mortgage Loan, its successors and assigns as mortgagee and the Seller has not engaged in any act or omission which would impair the coverage of any such insurance policies. Except as may be limited by applicable law, the Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor;

(viii)     Each Mortgage Loan and the related Prepayment Charge, if any, complied in all material respects with any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, anti-predatory lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing or disclosure laws applicable to the origination and servicing of the Mortgage Loans and the consummation of the transactions contemplated hereby will not involve the violation of any such laws;

(ix)       The Mortgage has not been satisfied, cancelled, subordinated (other than with respect to second lien Mortgage Loans, the subordination to the first lien) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release;

(x)          The Mortgage was recorded or was submitted for recording in accordance with all applicable laws and is a valid, existing and enforceable perfected first or second lien on the Mortgaged Property including all improvements on the Mortgaged Property, subject only to (a) the lien of the current real property taxes and (b) covenants, conditions and restrictions, rights of way and easements;

(xi)       The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, insured under the related title policy, and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by a bankruptcy, insolvency or reorganization;

(xii)      The Seller is the sole legal, beneficial and equitable owner of the Mortgage Note and the Mortgage and has the full right to convey, transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien (other than with respect to second lien Mortgage Loans, the subordination to the first lien Mortgage Loan), pledge, charge, claim or security interest and immediately upon the sale, assignment and endorsement of the Mortgage Loans from the Seller to the Purchaser, the Purchaser shall have good and indefeasible title to and be the sole legal owner of the Mortgage Loans subject only to any encumbrance, equity, lien, pledge, charge, claim or security interest arising out of the Purchaser’s actions;

(xiii)     Each Mortgage Loan is covered by a valid and binding American Land Title Association lender's title insurance policy issued by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located, which title insurance policy is generally acceptable to Fannie Mae and Freddie Mac. No claims have been filed under such lender's title insurance policy, and the Seller has not done, by act or omission, anything that would impair the coverage of the lender's title insurance policy;

(xiv)     There is no material default, breach, violation event or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, and the Seller has not, nor has its predecessors, waived any material default, breach, violation or event of acceleration;

(xv)      There are no mechanics' or similar liens or claims which have been filed for work, labor or material provided to the related Mortgaged Property prior to the origination of the Mortgage Loan which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage, except as may be disclosed in the related title policy;

(xvi)     Each Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest (subject to adjustment in the case of the adjustable rate Mortgage Loans), with interest calculated on a 30/360 basis and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date over an original term from commencement of amortization to not more than thirty (30) years. No Mortgage Loan is a balloon loan. No Mortgage Loan permits negative amortization;

(xvii)    The servicing practices used in connection with the servicing of the Mortgage Loans have been in all respects reasonable and customary in the mortgage servicing industry of like mortgage loan servicers, servicing mortgage loans similar to the Mortgage Loans in the same jurisdiction as the Mortgaged Property;

(xviii)  At the time of origination of the Mortgage Loan there was no proceeding pending for the total or partial condemnation of the Mortgaged Property and, as of the date such Mortgage Loan was purchased by the Purchaser, to the best of the Purchaser’s knowledge there is no proceeding pending for the total or partial condemnation of the Mortgaged Property;

(xix)     The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (b) otherwise by judicial foreclosure;

(xx)      The Mortgage Note is not and has not been secured by any collateral except the lien of the related Mortgage referred to in subsection (x) above;

(xxi)     In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Seller to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

(xxii)    The Mortgage Loan is not subject to any valid right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any such right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(xxiii)  The Mortgaged Property is free of material damage and in good repair, excepting therefrom any Mortgage Loan subject to an escrow withhold as shown on the Mortgage Loan Schedule;

(xxiv)   All of the improvements which were included in determining the appraised value of the Mortgaged Property lie wholly within the Mortgaged Property's boundary lines and no improvements on adjoining properties encroach upon the Mortgaged Property, excepting therefrom: (i) any encroachment insured against in the lender's title insurance policy identified in clause (xiii) above, (ii) any encroachment generally acceptable to mortgage loan originators doing business in the same jurisdiction as the Mortgaged Property, and (iii) any encroachment which does not materially interfere with the benefits of the security intended to be provided by such Mortgage;

(xxv)    All parties to the Mortgage Note had the legal capacity to execute the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly executed by such parties;

(xxvi)   To the best of the Seller’s knowledge, at the time of origination of the Mortgage Loan, no appraised improvement located on or being part of the Mortgaged Property was in violation of any applicable zoning law or regulation and all inspections, licenses and certificates required in connection with the origination of any Mortgage Loan with respect to the occupancy of the Mortgaged Property, have been made or obtained from the appropriate authorities;

(xxvii) No Mortgagor has notified the Seller of any relief requested or allowed under the Servicemembers Civil Relief Act;

(xxviii)              All parties which have held an interest in the Mortgage Loan are (or during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the state wherein the Mortgaged Property is located, (2) organized under the laws of such state, (3) qualified to do business in such state, (4) a federal savings and loan association or national bank, (5) not doing business in such state, or (6) exempt from the applicable licensing requirements of such state;

(xxix)   The Mortgage File contains an appraisal of the related Mortgaged Property which was made prior to the approval of the Mortgage Loan by a qualified appraiser, duly appointed by the related originator and was made in accordance with the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the Uniform Standards of Professional Appraisal Practice;

(xxx)    Except as may otherwise be limited by applicable law, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder;

(xxxi)   The Mortgage Loan does not contain any provision which would constitute a “buydown” provision and pursuant to which Monthly Payments are paid or partially paid with funds deposited in a separate account established by the related originator, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor. The Mortgage Loan is not a “graduated payment mortgage loan” and the Mortgage loan does not have a shared appreciation or other contingent interest feature;

(xxxii) To the best of the Seller's knowledge there is no action or proceeding directly involving the Mortgaged Property presently pending in which compliance with any environmental law, rule or regulation is at issue and the Seller has received no notice of any condition at the Mortgaged Property which is reasonably likely to give rise to an action or proceeding in which compliance with any environmental law, rule or regulation is at issue;

(xxxiii) Each Mortgage Loan is an obligation which is principally secured by an interest in real property within the meaning of Treasury Regulation section 1.860G-2(a);

(xxxiv)               Each Mortgage Loan is directly secured by a first or second lien on, and consists of a single parcel of, real property with a detached one-to-four family residence erected thereon, a townhouse or an individual condominium unit in a condominium project, or an individual unit in a planned unit development (“PUD”). No residence or dwelling is a leasehold, mobile home or a manufactured dwelling unless it is an Acceptable Manufactured Dwelling. An “Acceptable Manufactured Dwelling” is a manufactured dwelling, which is permanently affixed to a foundation and treated as “real estate” under applicable law. No Mortgaged Property is used for commercial purposes. Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

(xxxv) The Mortgage Interest Rate payable by the Mortgagor with respect to the Adjustable Rate Mortgage Loans is subject to adjustment at the time and in the amounts as are set forth in the related Mortgage Note;

(xxxvi) The first scheduled Monthly Payment under the terms of each Mortgage Note was received by the servicer servicing such Mortgage Loan by the 30th day following the related due date;

(xxxvii) With respect to each mortgage loan, (a) no borrower was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit; (b) no borrower obtained a prepaid single-premium credit insurance policy (e.g. life, mortgage, disability, accident, unemployment, or health insurance product) in connection with the origination of the mortgage loan; and (c) no proceeds from any mortgage loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such mortgage loan.;

(xxxviii) With respect to any Group I Mortgage Loan that contains a provision permitting imposition of a Prepayment Charge upon a prepayment prior to maturity: (i) prior to the loan's origination, the Mortgagor agreed to such Prepayment Charge in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan's origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a Prepayment Charge, (iii) the Prepayment Charge is disclosed to the Mortgagor in the loan documents pursuant to applicable state and federal law, (iv) for loans originated on or after October 1, 2002, the duration of the Prepayment Period shall not exceed three (3) years from the date of the note, unless the loan was modified to reduce the Prepayment Period to no more than three years from the date of the note and the Mortgagor was notified in writing of such reduction in Prepayment Period, and (v) notwithstanding any state or federal law to the contrary, no servicer shall impose such Prepayment Premium in any instance when the mortgage debt is accelerated or paid off in connection with the workout of a delinquent mortgage or due to the Mortgagor’s default in making the loan payments;

(xxxix) To the best of the Seller’s knowledge, the servicer for each Mortgage Loan has accurately and fully reported its borrower credit files to each of the credit repositories in a timely manner;

(xl)        No Mortgage Loan is subject to the Home Ownership and Equity Protection Act of 1994 or any comparable law and no Mortgage Loan is classified and/or defined as a “high cost”, “covered” (excluding home loans defined as “covered home loans” in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), “high risk home” or “predatory” loan under any other federal, state or local law or regulation or ordinance (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees);

(xli)      No Mortgage Loan was selected from the mortgage loans in the Seller’s portfolio in a manner so as to affect adversely the interests of the Purchaser;

(xlii)     Each Mortgage File contains a full appraisal on form 1004 or 2055 with an interior inspection (or the equivalent form for two-to four-family and investor properties), or on a similar alternate form which includes substantially similar information to that required such forms, as applicable;

(xliii)   Each Mortgage Loan is and will be a mortgage loan arising out of the originator’s practice in accordance with the originator’s underwriting guidelines;

(xliv)     As of the Closing Date, the Seller has no knowledge of any fact that should lead it to expect that the Mortgage Loan will not be paid in full when due;

(xlv)      No loan is a high cost loan or a covered loan, as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS Version 5.6 Glossary Revised, Appendix E;

(xlvi)     No Mortgage Loan originated on or after August 1, 2004 requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction;

(xlvii)    With respect to the Group I Mortgage Loans, no Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the borrower may have qualified for a lower cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor’s application to such affiliate for underwriting consideration;

(xlviii)  The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the borrower's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

(xlix)     No borrower under a Group I Mortgage Loan was charged “points and fees” in an amount greater than (a) $1,000 or (b) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this section (xlix), “points and fees” (x) include origination, underwriting, broker and finder’s fees and charges that the lender imposed as a condition of making the Mortgage Loan, whether they are paid to the lender or a third party and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage (such as attorneys’ fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25 percent of the loan amount;

(l)           All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

(li)          Each servicer will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, each Servicer agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

(lii)         No Mortgage Loan is a “High-Cost Home Loan” as defined in the Georgia Fair Lending Act, as amended and no Mortgage Loan originated (or modified) on or after October 1, 2002 through and including March 7, 2003 and secured by owner occupied real property or an owner occupied manufactured home located in the state of Georgia is governed by the Georgia Fair Lending Act.

(liii)       The prepayment penalties included in the transaction are enforceable and were originated in compliance with all applicable federal, state and local laws.

(liv)       The information set forth in the Prepayment Penalty Schedule is complete, true and correct in all material respects at the date or dates on which such information is furnished respecting with such information is furnished, and each prepayment penalty is permissible and enforceable in accordance with its terms upon the mortgagor's full and voluntary principal prepayment under applicable law, except to the extent that: (1) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights; (2) the collectability thereof may be limited due to acceleration in connection with a foreclosure or other involuntary prepayment; or (3) subsequent changes in applicable law may limit or prohibit enforceability thereof under applicable law;

(lv)         Each mortgage loan and prepayment penalty associated with the mortgage loan at origination complied in all material respects with applicable local, state and federal laws, including, without limitation, usury, equal credit opportunity, real estate settlement procedures, truth-in-lending and disclosure laws, and the consummation of the transactions contemplated hereby will not involve the violation of any such laws;

(lvi)       No Mortgage Loan contains a provision whereby the Mortgagor can convert an Adjustable Rate Mortgage Loan into a Fixed Rate Mortgage Loan;

(lvii)      With respect to any Mortgage Loan that is secured by a second lien on the related Mortgaged Property, either (i) no consent for the Mortgage Loan is required by the holder of any related senior lien or (ii) such consent has been obtained and is contained in the Mortgage File;

(lviii)     With respect to a Mortgage Loan which is a second lien, as of the date hereof, the Seller has not received a notice of default of a senior lien on the related Mortgaged Property which has not been cured;

(lix)       No Mortgage Loan will impose a Prepayment Charge for a term in excess of five years from the date of origination thereof and no Mortgage Loan which was originated on or after October 1, 2002 will impose a Prepayment Charge longer than three years;

(lx)         The servicer for each Group I Mortgage Loan underlying the Security has fully furnished, and will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

(lxi)       The original principal balance of each Group I Mortgage Loan which is secured by a first lien on the related Mortgaged Property is within Freddie Mac’s dollar amount limits for conforming one-to-four family mortgage loans;

(lxii)      Each Mortgage Loan at the time it was originated complied in all material respects with applicable local, state, and federal laws, including, but not limited to, all applicable predatory and abusive lending laws;

(lxiii)     Each Group I second lien Mortgage Loan is on a one- to four-family residence that is (or will be) the principal residence of the borrower upon origination of such second lien.

SECTION 9. Repurchase Obligation for Defective Documentation and for Breach of Representation and Warranty.

(a)                         The representations and warranties contained in Section 8 shall not be impaired by any review and examination of loan files or other documents evidencing or relating to the Mortgage Loans or any failure on the part of the Seller or the Purchaser to review or examine such documents and shall inure to the benefit of any assignee, transferee or designee of the Purchaser, including the Trustee for the benefit of the Certificateholders. With respect to the representations and warranties contained herein as to which the Seller has no knowledge, if it is discovered that the substance of any such representation and warranty was inaccurate as of the date such representation and warranty was made or deemed to be made, and such inaccuracy materially and adversely affects the value of the related Mortgage Loan or the interest therein of the Purchaser or the Purchaser’s assignee, transferee or designee, then notwithstanding the lack of knowledge by the Seller with respect to the substance of such representation and warranty being inaccurate at the time the representation and warranty was made, the Seller shall take such action described in the following paragraph in respect of such Mortgage Loan. Notwithstanding anything to the contrary contained herein, any breach of a representation or warranty contained in clauses (xxvii), (xxxiii), (xxxviii), (xl), (xlvi), (xlvii), (xlviii), (xlix), (l), (lii), (lxii), (lx), (lxi) and/or (lxiii) of Section 8 above, shall be automatically deemed to affect materially and adversely the interests of the Purchaser or the Purchaser’s assignee, transferee or designee.

Upon discovery by the Seller, the Purchaser or any assignee, transferee or designee of the Purchaser of any materially defective document in, or that any material document was not transferred by the Seller, as listed on an exception report attached to the initial certification prepared by the Custodian, on behalf of the Trustee, or of a breach of any of the representations and warranties contained in Section 8 that materially and adversely affects the value of any Mortgage Loan or the interest therein of the Purchaser or the Purchaser’s assignee, transferee or designee, the party discovering such breach shall give prompt written notice to the Seller. Within 365 days of its discovery or its receipt of notice of any such missing documentation that was not transferred by the Seller as described above, or of materially defective documentation, or within 120 days of any such breach of a representation and warranty, the Seller promptly shall deliver such missing document or cure such defect or breach in all material respects or, in the event the Seller cannot deliver such missing document or cannot cure such defect or breach, the Seller shall, within 365 days of its discovery or receipt of notice of any such missing or materially defective documentation or within 120 days of any such breach of a representation and warranty, either (i) repurchase the affected Mortgage Loan at the Purchase Price (as such term is defined in the Pooling and Servicing Agreement) or (ii) pursuant to the provisions of the Pooling and Servicing Agreement, cause the removal of such Mortgage Loan from the Trust Fund and substitute one or more Replacement Mortgage Loans. The Seller shall amend the Closing Schedule to reflect the withdrawal of such Mortgage Loan from the terms of this Agreement and the Pooling and Servicing Agreement. The Seller shall deliver to the Purchaser such amended Closing Schedule and shall deliver such other documents as are required by this Agreement or the Pooling and Servicing Agreement within five (5) days of any such amendment. Any repurchase pursuant to this Section 9(a) shall be accomplished by transfer to an account designated by the Purchaser of the amount of the Purchase Price in accordance with Section 2.03 of the Pooling and Servicing Agreement. Any repurchase required by this Section shall be made in a manner consistent with Section 2.03 of the Pooling and Servicing Agreement.

(b)                        If the representation made by the Seller in Section 7(xiii) is breached, the Seller shall not have the right or obligation to cure, substitute or repurchase the affected Mortgage Loan but shall remit to the Servicer servicing the affected Mortgage Loan for deposit in the Collection Account, prior to the next succeeding Servicer Remittance Date, the amount of the Prepayment Charge indicated on the applicable part of the Mortgage Loan Schedule to be due from the Mortgagor in the circumstances less any amount collected and remitted to such Servicer for deposit into the Collection Account.

(c)                         It is understood and agreed that the obligations of the Seller set forth in this Section 9 to cure or repurchase a defective Mortgage Loan (and to make payments pursuant to Section 9(b)) constitute the sole remedies of the Purchaser against the Seller respecting a missing document or a breach of the representations and warranties contained in Section 8.

SECTION 10. Closing; Payment for the Mortgage Loans.          The closing of the purchase and sale of the Mortgage Loans shall be held at the New York City office of Thacher Proffitt & Wood LLP at 10:00 a.m. New York City time on the Closing Date.

The closing shall be subject to each of the following conditions:

(a)         All of the representations and warranties of the Seller under this Agreement shall be true and correct in all material respects as of the date as of which they are made and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

(b)        The Purchaser shall have received, or the attorneys of the Purchaser shall have received in escrow (to be released from escrow at the time of closing), all Closing Documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

(c)         The Seller shall have delivered or caused to be delivered and released to the Purchaser or to its designee, all documents (including without limitation, the Mortgage Loans) required to be so delivered by the Purchaser pursuant to Section 2.01 of the Pooling and Servicing Agreement; and

(d)        All other terms and conditions of this Agreement and the Pooling and Servicing Agreement shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall deliver or cause to be delivered to the Seller on the Closing Date, against delivery and release by the Seller to the

Trustee of all documents required pursuant to the Pooling and Servicing Agreement, the consideration for the Mortgage Loans as specified in Section 3 of this Agreement.

SECTION 11. Closing Documents. Without limiting the generality of Section 8 hereof, the closing shall be subject to delivery of each of the following documents:

(a)         An Officers’ Certificate of the Seller, dated the Closing Date, upon which the Purchaser and the Underwriters may rely with respect to certain facts regarding the sale of the Mortgage Loans by the Seller to the Purchaser;

(b)        An Opinion of Counsel of the Seller, dated the Closing Date and addressed to the Purchaser and the Underwriter;

(c)         Such opinions of counsel as the Rating Agencies or the Trustee may request in connection with the sale of the Mortgage Loans by the Seller to the Purchaser or the Seller’s execution and delivery of, or performance under, this Agreement; and

(d)         Such further information, certificates, opinions and documents as the Purchaser or the Underwriter may reasonably request.

SECTION 12. Costs. The Seller shall pay (or shall reimburse the Purchaser or any other Person to the extent that the Purchaser or such other Person shall pay) all costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including without limitation, fees for title policy endorsements and continuations, the fees and expenses of the Seller’s accountants and attorneys, the costs and expenses incurred in connection with producing the Servicer’s loan loss, foreclosure and delinquency experience, and the costs and expenses incurred in connection with obtaining the documents referred to in Sections 11(b) and 11(c), the costs and expenses of printing (or otherwise reproducing) and delivering this Agreement, the Pooling and Servicing Agreement, the Certificates, the prospectus and prospectus supplement, and any private placement memorandum relating to the Certificates and other related documents, the initial fees, costs and expenses of the Trustee and its counsel, the fees and expenses of the Purchaser’s counsel in connection with the preparation of all documents relating to the securitization of the Mortgage Loans, the filing fee charged by the Securities and Exchange Commission for registration of the Certificates and the fees charged by any rating agency to rate the Certificates. The Seller shall pay all costs and expenses related to recording the Assignments of Mortgage. All other costs and expenses in connection with the transactions contemplated hereunder shall be borne by the party incurring such expense.

SECTION 13. Mandatory Delivery; Grant of Security Interest. The sale and delivery on the Closing Date of the Mortgage Loans described on the Mortgage Loan Schedule in accordance with the terms and conditions of this Agreement is mandatory. It is specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser in the event of the Seller’s failure to deliver the Mortgage Loans on or before the Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in the Seller’s interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligation hereunder, and the Seller agrees that it holds such Mortgage Loans in custody for the Purchaser, subject to the Purchaser’s (i) right, prior to the Closing Date, to reject any Mortgage Loan to the extent permitted by this Agreement and (ii) obligation to deliver or cause to be delivered the consideration for the Mortgage Loans pursuant to Section 3 hereof. Any Mortgage Loans rejected by the Purchaser shall concurrently therewith be released from the security interest created hereby. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

Notwithstanding the foregoing, if on the Closing Date, each of the conditions set forth in Section 10 hereof shall have been satisfied and the Purchaser shall not have paid or caused to be paid the Purchase Price, or any such condition shall not have been waived or satisfied and the Purchaser determines not to pay or cause to be paid the Purchase Price, the Purchaser shall immediately effect the redelivery of the Mortgage Loans, if delivery to the Purchaser has occurred, and the security interest created by this Section 13 shall be deemed to have been released.

SECTION 14. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by fax and, receipt of which is confirmed by telephone, if to the Purchaser, addressed to the Purchaser at Two World Financial Center, Building B, 21st Floor, New York, New York 10281, fax: (212) 667-1024, Attention: Legal Department ([NHEL 200_-___]), or such other address as may hereafter be furnished to the Seller in writing by the Purchaser; and if to the Seller, addressed to the Seller at Two World Financial Center, Building B, 21st Floor, New York, New York 10281, fax: (212) 667-9680, Attention: Brett Marvin, or to such other address as the Seller may designate in writing to the Purchaser.

SECTION 15. Severability of Provisions. Any part, provision, representation or warranty of this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 16. Agreement of Parties. The Seller and the Purchaser each agree to execute and deliver such instruments and take such actions as either of the others may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement and the Pooling and Servicing Agreement.

SECTION 17. Survival. The Seller agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Purchaser, notwithstanding any investigation heretofore or hereafter made by the Purchaser or on its behalf, and that the representations, warranties and agreements made by the Seller herein or in any such certificate or other instrument shall survive the delivery of and payment for the Mortgage Loans and shall continue in full force and effect, notwithstanding any restrictive or qualified endorsement on the Mortgage Notes and notwithstanding subsequent termination of this Agreement, the Pooling and Servicing Agreement or the Trust Fund.

SECTION 18. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (EXCLUDING THE CHOICE OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

SECTION 19. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Seller to the Purchaser as provided in Section 4 hereof be, and be construed as, a sale of the Mortgage Loans by the Seller to the Purchaser and not as a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Seller, then (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller and (b) (1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the New York Uniform Commercial Code; (2) the conveyance provided for in Section 4 hereof shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the Collection Account whether in the form of cash, instruments, securities or other property; (3) the possession by the Purchaser or its agent of Mortgage Notes, the related Mortgages and such other items of property that constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-305 of the New York Uniform Commercial Code; and (4) notifications to persons holding such property and acknowledgments, receipts or confirmations from persons holding such property shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to Section 4(d) hereof shall also be deemed to be an assignment of any security interest created hereby. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement and the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser and the Seller have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

NOMURA CREDIT & CAPITAL, INC.

By: ______________________________________

Name:
Title:

NOMURA HOME EQUITY LOAN, INC.

By: ______________________________________

Name:

Title:

EXHIBIT 1

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser or its designee, and which shall be delivered to the Purchaser or its designee pursuant to the terms of the Agreement.

(a)          the original Mortgage Note (including all riders thereto) bearing all intervening endorsements necessary to show a complete chain of endorsements from the original payee, endorsed in blank, via original signature, and, if previously endorsed, signed in the name of the last endorsee by a duly qualified officer of the last endorsee. If the Mortgage Loan was acquired by the last endorsee in a merger, the endorsement must be by “[name of last endorsee], successor by merger to [name of predecessor]”. If the Mortgage Loan was acquired or originated by the last endorsee while doing business under another name, the endorsement must be by “[name of last endorsee], formerly known as [previous name]”

(b)	the original Assignment of Mortgage executed in blank;

(c)          the original of any guarantee executed in connection with the Mortgage Note, if any;

(d)          the original Mortgage (including all riders thereto) with evidence of recording thereon and the original recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, with evidence of recording thereon, and in the case of each MOM Loan, the original Mortgage, noting the presence of the MIN of the Mortgage Loan and either language indicating that the Mortgage Loan is a MOM Loan or if the Mortgage Loan was not a MOM Loan at origination, the original Mortgage and the assignment thereof to MERS®, with evidence of recording indicated thereon; or, if the original Mortgage with evidence of recording thereon has not been returned by the public recording office where such Mortgage has been delivered for recordation or such Mortgage has been lost or such public recording office retains the original recorded Mortgage, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer’s Certificate of the title insurer insuring the Mortgage, the escrow agent, the seller or the Servicer stating that such Mortgage has been delivered to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the party delivering the Officer’s Certificate or by the Servicer; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage with the recording information thereon certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

(e)          the originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon, if any;

(f)           the originals of any intervening assignments of mortgage with evidence of recording thereon evidencing a complete chain of ownership from the originator of the Mortgage Loan to the last assignee, or if any such intervening assignment of mortgage has not been returned from the applicable public recording office or has been lost or if such public recording office retains the original recorded intervening assignments of mortgage, a photocopy of such intervening assignment of mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer’s Certificate of the title insurer insuring the Mortgage, the escrow agent, the seller or the Servicer stating that such intervening assignment of mortgage has been delivered to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the party delivering the Officer’s Certificate or by the Servicer; or (ii) in the case of an intervening assignment of mortgage where a public recording office retains the original recorded intervening assignment of mortgage or in the case where an intervening assignment of mortgage is lost after recordation in a public recording office, a copy of such intervening assignment of mortgage with recording information thereon certified by such public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage;

(g)          if the Mortgage Note, the Mortgage, any Assignment of Mortgage, or any other related document has been signed by a Person on behalf of the Mortgagor, the original power of attorney or other instrument that authorized and empowered such Person to sign;

(h)          the original lender’s title insurance policy in the form of an ALTA mortgage title insurance policy or, if the original lender’s title insurance policy has not been issued, the irrevocable commitment to issue the same; and

(i)           the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any.

EXHIBIT 2

FORM OF LOST NOTE AFFIDAVIT

Loan #: ________________

Borrower: ______________

LOST NOTE AFFIDAVIT

I, as _____________________ of ____________________, a _______________ am authorized to make this Affidavit on behalf of Nomura Credit & Capital, Inc. (the “Seller”). In connection with the administration of the Mortgage Loans held by ______________________, a _______________ [corporation] as Seller on behalf of ____________________ (the “Purchaser”), _______________________ (the “Deponent”), being duly sworn, deposes and says that:

1.	The Seller’s address is: ________________________

________________________

________________________

2.            The Seller previously delivered to the Purchaser a signed Initial Certification with respect to such Mortgage and/or Assignment of Mortgage;

3.            Such Mortgage Note and/or Assignment of Mortgage was assigned or sold to the Purchaser by __________________, a _________________ pursuant to the terms and provisions of a Mortgage Loan Purchase Agreement dated as of [________ __, 200_];

4.            Such Mortgage Note and/or Assignment of Mortgage is not outstanding pursuant to a request for release of Documents;

5.            Aforesaid Mortgage Note and/or Assignment of Mortgage (the “Original”) has been lost;

6.            Deponent has made or caused to be made a diligent search for the Original and has been unable to find or recover same;

7.	The Seller was the Seller of the Original at the time of the loss; and

8.            Deponent agrees that, if said Original should ever come into Seller’s possession, custody or power, Seller will immediately and without consideration surrender the Original to the Purchaser.

9.            Attached hereto is a true and correct copy of (i) the Note, endorsed in blank by the Mortgagee and (ii) the Mortgage or Deed of Trust (strike one) which secures the Note, which Mortgage or Deed of Trust is recorded in the county where the property is located.

10.          Deponent hereby agrees that the Seller (a) shall indemnify and hold harmless the Purchaser, its successors and assigns, against any loss, liability or damage, including reasonable attorney’s fees, resulting from the unavailability of any Notes, including but not limited to any loss, liability or damage arising from (i) any false statement contained in this Affidavit, (ii) any claim of any party that purchased a mortgage loan evidenced by the Lost Note or any interest in such mortgage loan, (iii) any claim of any borrower with respect to the existence of terms of a mortgage loan evidenced by the Lost Note on the related property to the fact that the mortgage loan is not evidenced by an original note and (iv) the issuance of a new instrument in lieu thereof (items (i) through (iv) above hereinafter referred to as the “Losses”) and (b) if required by any Rating Agency in connection with placing such Lost Note into a Pass-Through Transfer, shall obtain a surety from an insurer acceptable to the applicable Rating Agency to cover any Losses with respect to such Lost Note.

11.          This Affidavit is intended to be relied upon by the Purchaser, its successors and assigns. Nomura Credit & Capital, Inc., represents and warrants that is has the authority to perform its obligations under this Affidavit of Lost Note.

Executed this _ day of _______, 200_.

By: ____________________________________

Name:

Title:

On this __ day of ______, 200_, before me appeared ______________________ to me personally known, who being duly sworn did say that he is the _______________________ of ____________________, a ______________________ and that said Affidavit of Lost Note was signed and sealed on behalf of such corporation and said acknowledged this instrument to be the free act and deed of said entity.

Signature:

[Seal]